Exhibit 4.53

CREDIT AGREEMENT

Dated October 18th, 2005

between

OJSC Mobile TeleSystems, Russian Federation

as Borrower

and

HSBC Bank plc

ING Bank Deutschland AG

Commerzbank Aktiengesellschaft

as Mandated Lead Arrangers and Lenders

and

HSBC Bank plc

as Facility Agent

and

BHF-BANK Aktiengesellschaft

as Hermes Agent

Table of Contents

Preamble

Clause

1.	Definitions and Interpretations	5
2.	Amount and Purpose of the Credits	8
3.	Disbursements / Reimbursements	11
4.	Conditions Precedent to Disbursements / Reimbursements	13
5.	Interest Periods, Interest, Increased Costs	15
6.	Fees	18
7.	Calculation of Periods	18
8.	Repayment and Prepayment	18
9.	Payments	19
10.	Taxes, Levies, Duties and Other Costs	20
11.	Guarantee of the Federal Republic of Germany for tied Buyer’s Credits	23
12.	Suspension of Disbursement, Payments Immediately Due (Events of Default)	24
13.	Representations and Warranties	26
14.	Financial Statements, Information and Undertakings (Covenants)	27
15.	Assignability	29
16.	Statements and Notices	30
17.	Miscellaneous	30
18.	Currency Indemnity	31
19.	Applicable Law, Place of Performance and Jurisdiction	31
20.	General Provisions	32

Annexes to the Credit Agreement

1a – 1f	Certificates for Disbursement and Reimbursement and Request for a fixed interest rate
2	Confirmation of Coming into Force of the Export Contract / Additional Export Contract
3a - 3b	Confirmation of Mean-weighted Acceptance of Equipment and Software in relation to the Export Contract / in relation to the Additional Export Contract
4	Specimen Signature List of the Borrower
5	Form for Appointment of Agent for Service of Process to the Credit Agreement

This Agreement is made by and between:

OJSC Mobile TeleSystems, Moscow, Russian Federation (the “Borrower”)

and

HSBC Bank plc., London, United Kingdom

and

ING Bank Deutschland AG, Frankfurt am Main, Federal Republic of Germany

and

Commerzbank Aktiengesellschaft Frankfurt am Main, Federal Republic of Germany

(each a “Lender” and together the “Lenders”)

and

HSBC Bank plc. as Facility Agent (“the Facility Agent”)

and

BHF-BANK Aktiengesellschaft, Frankfurt am Main, Federal Republic of Germany as Hermes Agent (the “Hermes Agent”).

Preamble

A.

On 17 December 2004 the Borrower concluded contract number 4825/04-MTC (the “Export Contract”) with Siemens Aktiengesellschaft, Berlin-Munich, Federal Republic of Germany (the “Exporter”) for the delivery of telecommunication equipment and provision of software licenses for a GSM 900/1800 cellular network.

B.	The total contract value of the deliveries that may be made and services that may be rendered under the Export Contract amounts to USD 166,381,200 (the “Total Contract Value”).

C.

According to the Export Contract the deliveries/services shall be made/rendered through the placement of individual purchase orders issued between February 1st, 2005 to December 31st, 2005. Installation and commissioning work will be carried out by OOO Siemens, Moscow, and is not subject of financing hereunder.

D.

The value of the orders expected to be made by the Borrower under the Export Contract until December 31st, 2005 amounts to USD 135,785,732 and is to be paid, according to the terms of the Export Contract, as follows:

	(1)	15% down payments
(2)

85% of the value of each delivery or service (the “Partial Contract Value”) provided that a tied buyer’s credit is available for financing of the Partial Contract Value, pro rata to deliveries made/services rendered within 15 days of such deliveries/services.

E.

The Borrower and the Exporter may also agree to enter into a further contract for the supply of additional telecommunications equipment or to make additional orders under the Export Contract (in either case the “Additional Export Contract”) up to the Total Contract Value, the financing terms of which may provide for additional payments partially being made under the terms of this Credit Agreement.

F.

The total additional contract value of further deliveries to be made and services to be rendered under the Additional Export Contract (if such Additional Export Contract is agreed) is expected to amount up to USD 30,595,468 (the “Total Additional Contract Value”).

G.	The terms of the Additional Export Contract (if agreed) are expected to enable deliveries/services to be made/rendered through a further series of purchase orders beginning on January 1st, 2006

H.

The Total Additional Contract Value (if the Additional Export Contract is agreed) is expected to consist of 15% down payments and a portion of 85% as partial additional contract value (the “Partial Additional Contract Value”) to be financed hereunder at the option of the Borrower, subject to the agreement of Hermes (as defined below) and the Lenders.

This being premised, it is hereby agreed as follows:

1.                             Definitions and Interpretations

Additional Export Contract

means an additional contract which may be entered into between the Borrower and the Exporter or additional deliveries or services rendered under the Export Contract as defined in Article E of the Preamble

Additional Insurance Premium	means the premium as defined in Clause 11.3

Additional Repayment Date	means the date(s) as defined in Clause 5.1 d)

Affiliate	means, in relation to any person a Subsidiary of that person, or a Holding Company of that person, or any other Subsidiary of that Holding Company

Agent for Service of Process	means the person or entity as defined in Clause 19.4

Agreed Currency	means the currency as defined in Clause 18

Banking Day	means a day (other than Saturday or Sunday) on which banks are generally open for business in London, Amsterdam, Moscow and Frankfurt am Main

Borrower

means OJSC Mobile TeleSystems, 4 Marksistskaya Street, Moscow 109147, Russian Federation Payment details: foreign currency account No. 40702840500001001817 with ING Bank (Eurasia) ZAO, Moscow 123022, Krasnaya Presnja Str., 31 SWIFT code INGBRUMM.

Credit A	means the principal amount as specified in Clause 2.1 already disbursed and/or still to be disbursed as the context requires and shall include each of Tranche 1 and Tranche 2

Credit B	means the principal amount as specified in Clause 2.1 already disbursed and/or still to be disbursed as the context requires and shall include each of Tranche 3 and Tranche 4

Credit or Credits	means the aggregate principal amount as specified in Clause 2.1 already disbursed and/or still to be disbursed as the context requires and “Credits” shall include Credit A and Credit B

Credit Agreement	means this agreement

Export Contract	means the contract between the Borrower and the Exporter defined in Article A of the Preamble

Exporter	means Siemens Aktiengesellschaft, Hofmannstrasse 51, 81379 Munich, Federal Republic of Germany

Facility Agent	means HSBC Bank plc, 8 Canada Square, London E14 5HQ, United Kingdom

Hermes	means the German export credit agency Euler Hermes Kreditversicherungs-AG, Hamburg, Federal Republic of Germany

Hermes Agent	means BHF-BANK Aktiengesellschaft, Bockenheimer Landstrasse 10, 60323 Frankfurt am Main, Federal Republic of Germany

Holding Company	means, in relation to a person, any other person in respect of which it is a Subsidiary

Insurance Agreement	means the agreement as per Clause 11.1

Insurance Premium	means the premium as defined in Clause 11.2

Interest Payment Date	means the date as defined in Clause 5.2.e)

Interest Period(s)	means the period(s) as defined in Clause 5.1

Judgement Currency	means the currency as defined in Clause 18

Lender(s)

means HSBC Bank plc, 8 Canada Square, London E14 5HQ, United Kingdom

Payment details: SWIFT MRMDUS33, account number 000-023868 held with HSBC Bank USA, New York, in favour of HSBC Bank plc, London, SWIFT MIDLGB22 account number 36677449 in the name of Project and Export Finance quoting ref 53M/FC1072

and

ING Bank Deutschland AG, Hahnstrasse 49, 60606 Frankfurt am Main, Germany

Payment details SWIFT CHASUS33, account number ING Belgium / Swift BBBRUBEBB in favour of ING Bank Deutschland AG / SWIFT INGBDEFF quoting ref. SEF/MTS-Siemens

and

Commerzbank Aktiengesellschaft, Munich branch, Postbox, D-80791 Munich, Germany

Payment details: SWIFT COBADEFF700 via COBAUS3XXXX, account number 213219900 USD held with Commerzbank Aktiengesellschaft, New York branch in the name of Mobile Telesystems OJSC quoting ref. LCO München

LIBOR	means the interest rate as defined in Clause 5.2.a)

Margin	means the margin as defined in Clause 5.2.a)

Partial Contract Value	means the part of the value of the deliveries made or services rendered as defined in Article D of the Preamble

Partial Additional Contract Value	means the part of the value of the deliveries made or services rendered as defined in Article H of the Preamble

Reference Banks	means the London offices of HSBC Bank plc and ING Bank N.V. and Commerzbank Aktiengesellschaft

Repayment Date(s)	means the date(s) as defined in Clause 5.1.d)

Passport Bank	means OOO HSBC Bank (RR) 9, Dmitrovsky pereulok, Moscow 103031, Russian Federation or such other bank as approved by the Facility Agent

Special Payment Procedure	means the special payment procedure provided for under a certain disbursement facility agreement to be entered into by and between the Borrower, the Facility Agent and the Passport Bank.

Subsidiary	means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than 50% of the share capital or similar right of ownership

Supplemental Insurance Agreement	means the supplemental agreement as per Clause 11.1

Total Assets

means the book value of the consolidated total assets of the Borrower as determined by reference to the Borrower’s most recent annual consolidated balance sheet delivered in accordance with Clause 14 a)

Total Contract Value	means the aggregate price agreed upon in the Export Contract for deliveries made and services rendered thereunder as defined in Article B of the Preamble

Total Additional Contract Value	means the aggregate price agreed upon in the Additional Export Contract for deliveries to be made and services to be rendered thereunder as defined in Article F of the Preamble

Tranche 1	means the part of Credit A as defined in Clause 2.2.a) hereof

Tranche 2	means the part of Credit A as defined in Clause 2.2.b) hereof

Tranche 3	means the part of Credit B as defined in Clause 2.2.c) hereof

Tranche 4	means the part of Credit B as defined in Clause 2.2.d) hereof

Tranches	means, collectively, Tranche 1 and Tranche 2 and, if applicable Tranche 3 and Tranche 4 as defined in Clause 2.2

UMC	Means Closed Joint Stock Company “Ukrainian Mobile Communications”, 15 Leiptsyzka Street, Kyiv, Ukraine

UMC Litigation

means any of the claims, proceedings (present of future) and causes of action involving the Borrower, and/or any Affiliate thereof (including UMC) relating to or arising out of the sale of UMC to the Borrower, or the acquisition, reorganization or ownership of UMC by the Borrower.

USD	means the lawful currency of the United States of America

2.                             Amount and Purpose of the Credits

2.1	The Lenders grant to the Borrower a credit in an aggregate amount of up to:

USD 125,725,500 (in words: United States Dollars one hundred and twenty five million seven hundred and twenty five thousand five hundred) (“Credit A”)

With reference to the Additional Export Contract, and subject to the agreement of Hermes, the Lenders may elect in their absolute and free discretion to grant to the Borrower upon its written request a further credit in an aggregate amount of up to:

USD 28,321,000

(in words: United States Dollars twenty eight million three hundred and twenty one thousand)

(“Credit B”)

It is hereby agreed and understood by the Borrower and the Lenders that the Lenders, by entering into this Credit Agreement, do not assume any commitment to grant Credit B but that the granting of such Credit B is at their sole discretion and will only materialise upon the Lenders written approval.

Credit A and Credit B shall hereinafter be referred to individually as a “Credit” or collectively as “Credits”.

2.2	Credits shall consist of:

a)                       Tranche 1 in an amount of USD 115,417,872 (in words: United States Dollars one hundred and fifteen million four hundred and seventeen thousand and eight hundred seventy two) which shall be available for the financing of the Partial Contract Value either (i) still due and payable to the Exporter resulting from deliveries made/services rendered under the Export Contract, or (ii) payable to the Borrower resulting from deliveries made / services rendered under the Export Contract for which payment has been made, directly by the Borrower to the Exporter; and

b)                      Tranche 2 in an amount of USD 10,307,628 (in words: United States Dollars ten million three hundred and seven thousand six hundred and twenty eight) which shall be available for the financing of up to 100% of the Insurance Premium for cover of the Lenders’ payment claims under the Insurance Agreement as per Clause 11.1 paid or payable by the Lenders through the Facility Agent to Hermes; and if so applicable

c)                       Tranche 3 in an amount of up to USD 26,006,148 (in words: United States Dollars twenty six million six thousand one hundred and forty eight) which shall be available for the financing of the Partial Additional Contract Value either (i) still due and payable to the Exporter resulting from deliveries made/services rendered under the Additional Export Contract, or (ii) payable to the Borrower resulting from deliveries made / services rendered under the Additional Export Contract for which payment has been made directly by the Borrower to the Exporter; and

d)                      Tranche 4 in an amount of up to USD 2,314,852 (in words: United States Dollars two million three hundred and fourteen thousand eight hundred and fifty two) which shall be available for the financing of up to 100% of the Additional Insurance Premium for cover of the Lenders’ payment claims under the Supplemental Insurance Agreement as per Clause 11.1 paid or payable by the Lenders through the Facility Agent to Hermes;

unless otherwise stipulated hereinafter, any reference in this Credit Agreement to the Credit shall include the Tranches applicable to that Credit, and to Credits or to credit amounts or to any other similar term shall include the Tranches.

2.3

The amounts borrowed under this Credit Agreement are exclusively available (i) provided that payment of the Partial Contract Value for deliveries made/services rendered has been effected by the Borrower to the Exporter prior to fulfilment of all conditions precedent to disbursements / reimbursements under Clause 4 of this Credit Agreement or waiver thereof by the Lenders by means of payment from sources other than this Credit Agreement, for reimbursement thereof to the Borrower; (ii) with effect from the date of fulfilment of all conditions precedent to disbursements / reimbursements under this Credit Agreement or waiver thereof by the Lenders, for reimbursement to the Borrower in the amount of the Partial Contract Value resulting from deliveries made/services rendered under the Export Contract for which payment has been made directly by the Borrower to the Exporter; (iii) with effect from the date of fulfilment of all conditions precedent to disbursements / reimbursements under this Credit Agreement or waiver thereof by the Lenders, for the payment of sums due to the Exporter in the amount of the Partial Contract Value resulting from deliveries made/services rendered under the Export Contract; (iv) for reimbursement to the Borrower of up to 100% of the Insurance Premium paid by the Borrower to the Lenders through the Facility Agent; (v) in respect of the additional financing of Credit B if so required by the Borrower, and subject to the agreement of Hermes and the Lenders, for reimbursement to the Borrower in the amount of the Partial Additional Contract Value resulting from further deliveries made/services rendered under the Additional Export Contract for which payment has been made directly by the Borrower to the Exporter; (vi) in respect of the optional financing of Credit B if so required by the Borrower, and subject to the agreement of Hermes and the Lenders, for the payment of sums due to the Exporter in the amount of the Partial Additional Contract Value resulting from deliveries made/services rendered under the Additional Export Contract; and (vii) in respect of the additional financing of Credit B if so required by the Borrower, and subject to the agreement of Hermes and the Lenders, for reimbursement to the Borrower of up to 100% of the Additional Insurance Premium paid by the Borrower to the Lenders through the Facility Agent.

2.4

Upon and subject to the terms and conditions of this Credit Agreement each of the Lenders shall participate in each disbursement or reimbursement of the Credits in the proportion of its maximum liability mentioned in this Clause 2.4 as percentage of the maximum credit amounts mentioned in Clause 2.1 hereof.

	HSBC Bank plc	Credit A
	8 Canada Square	35%, max. USD 44,003,925
	London E14 5HQ	(in words: United States Dollars forty four million three thousand nine hundred and twenty five)

Credit B (optional financing)
35%, up to max. USD 9,912,350 (in words: United States Dollars nine million nine hundred and twelve thousand three hundred and fifty)

	ING Bank Deutschland AG	Credit A
	Hahnstrasse 49	35%, max. USD 44,003,925
	60606 Frankfurt am Main	(in words: United States Dollars forty four million three thousand nine hundred and twenty five)

Credit B (optional financing) 35%, up to max. USD 9,912,350 (in words: United States Dollars nine million nine hundred and twelve thousand three hundred and fifty)

	Commerzbank Aktiengesellschaft	Credit A
	Munich branch	30%, max. USD 37,717,650
	Postbox, D-80791, Munich	(in words: United States Dollars thirty seven million seven hundred and seventeen thousand six hundred and fifty)

Credit B (optional financing)
30%, up to max. USD 8,496,300
(in words: United States Dollars eight million four hundred and ninety six thousand three hundred)

2.5

The Credit shall be made available under exclusion of any joint liability. Therefore, each of the Lenders shall only be responsible for the fulfilment of its own obligations and shall not be liable for the fulfilment of the obligations of the other Lenders under this Credit Agreement. The failure of any of the Lenders to provide funds according to its obligation under this Credit Agreement shall neither release the other Lenders nor the Borrower from any of their respective obligations towards each other hereunder.

3.	Disbursements / Reimbursements

3.1

Tranche 1 (and if applicable, Tranche 3) shall be disbursed in credit portions directly to the Borrower or, as the case may be, the Exporter to such account and to such financial institution as specified by the Borrower or, as the case may be, the Exporter to the Facility Agent.

The Borrower hereby irrevocably agrees that - under Clause 3.2.b) below - only the Exporter shall have the exclusive right to request payments under Tranche 1 (and if applicable, Tranche 3) and that such direct payments to the Exporter will constitute disbursements of Tranche 1 (and if applicable, Tranche 3) to the Borrower under this Credit Agreement.

3.2

a)                       In the event that prior to or after fulfilment of the conditions precedent to disbursements / reimbursements under the Credit Agreement or the waiver thereof by the Facility Agent acting on behalf of the Lenders, payments are made by the Borrower to the Exporter in the amount or amounts of the respective Partial Contract Value (or Partial Additional Contract Value) out of funds other than out of this Credit Agreement in and towards satisfaction and fulfilment of sums due to the Exporter resulting from the Export Contract, then reimbursements under Tranche 1 (and if applicable, Tranche 3) will be made by the Lenders through the Facility Agent against presentation by the Borrower to the Facility Agent of a certificate as per Annex 1a or 1d hereto in an amount or amounts equal to the aggregate principal amount or amounts of such payments in the maximum amount of the respective Partial Contract Value (or Partial Additional Contract Value) to the Borrower to such account as specified by the Borrower to the Facility Agent.

The Borrower and the Lenders acknowledge and agree to the Exporter’s intent to provide the Facility Agent, upon any delivery having been made/service having been rendered under the Export Contract for which the Borrower shall make direct payment to the Exporter out of other funds than of this Credit Agreement before being reimbursed in accordance with this Clause 3.2.a), with copies of the respective delivery documents or invoice, as the case may be. It is the common understanding of the parties hereto that the dispatch of such copies to the Facility Agent shall be for information purposes only; therefore shall neither the failure of the Exporter to send such copies prevent the Lenders in any way from making reimbursements, nor shall the delivery of such copies oblige the Lenders to make reimbursements under this Clause 3.2.a), in particular not in case of any of the conditions precedent for disbursement / reimbursement not being fulfilled.

b)                      With effect from the date of fulfilment of all conditions precedent to disbursements / reimbursements under this Credit Agreement or the waiver thereof by the Facility Agent acting on behalf of the Lenders, Tranche 1 (and if applicable, Tranche 3) shall be disburseddirectly to the Exporter on a pro rata basis against deliveries made/services rendered in an amount equal to 85% of the value of such deliveries/services only upon presentation by the Exporter to the Facility Agent of a certificate as per Annex 1b hereof and of the following documents:

           In case of equipment deliveries

                -   a copy of the commercial invoice issued by the Exporter;

                -   a copy of the international waybill relating to such equipment.

           In case of licenses

                -   a copy of the commercial invoice issued by the Exporter;

                -   a copy of the acceptance certificate, signed by the Borrower and the Exporter.

The Facility Agent shall accept and make disbursements against the aforementioned documents as they are being presented to it without any obligation of examination thereof; in particular the Facility Agent shall not be obliged to verify whether or not any documents delivered to it under this Clause 3.2.b) are in compliance with the Uniform Customs and Practices for Documentary Credits, 1993 Revision, ICC Publication No. 500.

3.3

Disbursements / reimbursements under Tranche 1 (and if applicable, Tranche 3) as per Clause 3.2 shall be made in minimum amounts of USD 1,000,000.00 provided, however, that, in the event that 85% of the value of any documents presented to the Facility Agent during a calendar month for disbursements under Tranche 1 (and if applicable, Tranche 3) or the amount mentioned in a reimbursement certificate as per Annex 1a or 1d, as the case may be, is less than the aforementioned minimum amount, disbursements or reimbursements under Tranche 1 (and if applicable, Tranche 3) will be made at the end of the relevant calendar month in one amount equal to 85% of the aggregate value of all documents or equal to the aggregate value of all certificates, as the case may be, received by the Lenders during that month in relation to which disbursement or reimbursement under Tranche 1 (and if applicable, Tranche 3) has not previously been made.

3.4

Disbursement under Tranche 2 (and if applicable, Tranche 4) for the financing of up to 100% of the Insurance Premium (or as the case may be, the Additional Insurance Premium) shall in either event, whether the Insurance Premium has become due and payable prior to or after the fulfilment of all conditions precedent to disbursements / reimbursements under this Credit Agreement or the waiver thereof by the Facility Agent, acting on behalf of the Lenders, and provided that the Borrower has paid the total amount of the Insurance Premium (or the Additional Insurance Premium) to the Facility Agent as per Clause 11.2 hereof, be made without any request or action by the Borrower upon fulfilment of the conditions precedent to disbursements / reimbursements or waiver thereof by the Lenders through the Facility Agent to the Borrower to such account as will be specified by the Borrower to the Facility Agent.

3.5

Each disbursement or reimbursement of the Credits or any portion thereof under this Credit Agreement shall be made at the latest on the 5th Banking Day after all conditions precedent applicable to such disbursement or reimbursement pursuant to Clause 4 hereof have been fulfilled or waived, as the case may be, and provided that the Lenders through the Facility Agent have not exercised any of their rights under Clause 12 hereof.

3.6

Unless otherwise instructed by Hermes, the Lenders may (but are not obliged to do so) refuse to disburse the Credits or any portion thereof after the due date of the first repayment instalment laid down in Clause 8 hereof. The Credits will then be reduced by the corresponding amount.

3.7	The Borrower may - in case of disbursements according to Clause 3.2.b) - only waive disbursement of the Credits, in full or in part, with the prior written consent of the Lenders and the Exporter.

4.	Conditions Precedent to Disbursements / Reimbursements

4.1

In relation to Credit A

The first disbursement or reimbursement under Credit A of this Credit Agreement shall be conditional upon the Facility Agent having received the following documents free of expense in form and substance satisfactory to the Lenders:

a)        a legal opinion to be issued by Freshfields Bruckhaus Deringer, Moscow, Russian Federation;

b)       a written confirmation in accordance with Annex 2 hereof certifying that the Export Contract has come into force;

c)        a specimen signatures list as per Annex 4 hereof with the specimen signatures of such persons authorised by the Borrower to act on its behalf in connection with this Credit Agreement and such other documents which, pursuant to mandatory provisions under German, Dutch or English law, are required by the Lenders and/or the Facility Agent to open and to maintain a credit account on behalf of the Borrower such documents to be specified by the Lenders and/ or the Facility Agent without any undue delay in writing;

d)       a copy of the executed Export Contract;

e)        an undertaking by the Exporter in favour of the Lenders with regard to certain risks and obligations not covered by the Insurance Agreement as per Clause 11.1 hereof;

f)        a certificate as per Annex 1a, 1b, 1c, 1d or 1e , as the case may be;

g)       confirmation issued by the Passport Bank certifying its appointment by the Borrower asPassport Bank;

h)       evidence that the down payment referred to in Article D of the Preamble has been made to theExporter by the Borrower; and

i)         such other certificates and documentation and other evidence reasonably requested by the Lenders in order for them to carry out and be satisfied with the results of all necessary “know your customer” or similar requirements, including those reasonably required to ensure compliance with money laundering procedures in their relevant jurisdictions.

In relation to Credit B (if applicable)

The first disbursement or reimbursement under Credit B of this Credit Agreement shall be conditional upon the Facility Agent having received the following documents free of expense in form and substance satisfactory to the Lenders:

a)        a written confirmation issued by Freshfields Bruckhaus Deringer, Moscow, as Lenders’ counsel confirming that the original legal opinion rendered under Clause 4.1.a) above is applicable mutatis mutandis to this Credit Agreement as increased by Credit B, such confirmation stating inter alia that all necessary permits, authorisations and registrations in the Russian Federation have been obtained;

b)       a copy of the executed Additional Export Contract;

c)        a written confirmation in accordance with Annex 2 hereof certifying that the Additional Export Contract has come into force; and

d)       an undertaking by the Exporter in favour of the Lenders with regard to certain risks and obligations not covered by the Supplemental Insurance Agreement as per Clause 11.1 hereof.

4.2	Furthermore, the first disbursement or reimbursement under Credit A or, if applicable Credit B, is conditional upon receipt by the Lenders of the following payments:

a)        payment of the fee as per Clause 6.2 hereof in the case of Credit A and, payment of additional fees pursuant to Clause 6.4 hereof in the case of Credit B; and

b)       payment of 100% of the Insurance Premium and, as the case may be, 100% of the Additional Insurance Premium.

4.3

Moreover, the first disbursement under this Credit Agreement by way of direct disbursement to the Exporter as per Clause 3.2. is subject to such disbursement procedure being in full and strict compliance with the Russian laws (in particular but not limited to the Law on Currency Regulation and Currency Control dated 10 December 2003); such compliance to be evidenced to the Lenders in form and substance satisfactory to the Lenders.

4.4

Each reimbursement under Tranche 1 or Tranche 3 as per Clause 3.2. a) hereof is furthermore subject to evidence satisfactory to the Lenders that payments were made by the Borrower for deliveries made/services rendered under the Export Contract or the Additional Export Contract, as the case may be, and have been received by the Exporter in amounts corresponding to those mentioned in the relevant reimbursement certificate in form and substance as per Annex 1a or 1d, as the case may be, hereto.

4.5

Each disbursement or reimbursement under this Credit Agreement is subject to the condition that the Insurance Agreement and, as the case may be, the Supplemental Insurance Agreement, as per Clause 11.1 is in full force and effect and covers the Lenders’ claims under this Credit Agreement.

4.6

The Lenders through the Facility Agent shall together be entitled to waive any one or more of the aforementioned conditions precedent to disbursements / reimbursements as the Lenders at their sole discretion deem fit, whereupon — unless otherwise notified in writing by the Facility Agent to the Borrower - any such condition precedent shall be deemed to constitute a condition subsequent which the Borrower undertakes to satisfy within such period of time which the Facility Agent may reasonably determine.

4.7

The Facility Agent will notify the Borrower and the Exporter without delay in writing of the fulfilment of the conditions precedent to first disbursement or reimbursement and, if applicable, conditions subsequent.

5.	Interest Periods, Interest, Increased Costs

5.1

For the purpose of periodical calculation of interest and its payment by the Borrower as determined hereinafter, each interest period (the “Interest Period”) shall be of a duration of 6 months, provided that:

a)        the first Interest Period in respect of the first disbursement or reimbursement shall commence on the date of that disbursement or reimbursement and end 6 months after the date of that disbursement or reimbursement subject to 5.1 d and 5.1 e below;

b)       the first Interest Period in respect of any subsequent disbursement or reimbursement shall commence on the date of that disbursement or reimbursement and end upon expiry of the then current Interest Period relating to the respective Credit A or Credit B, as the case may be;

c)        each subsequent Interest Period shall commence on the expiry of the preceding Interest Period;

d)       any Interest Period which would otherwise extend beyond the due date of any repayment instalment pursuant to Clause 8.1 of this Credit Agreement (any such repayment date hereinafter referred to as a “Repayment Date” or “Additional Repayment Date”, if applicable) shall be shortened to the extent necessary to end upon such Repayment Date or Additional Repayment Date, as the case may be;

e)        any Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next Banking Day unless the result of such extension would be to carry such Interest Period over into another calendar month, in which event such Interest Period shall end on the preceding Banking Day.

5.2

a)        Subject to Clause 5.2 d) below, for as long as any principal amounts repayable under this Credit Agreement remain outstanding, the Borrower shall pay to the Lenders through the Facility Agent for each Interest Period on each credit amount outstanding interest at a rate per annum to be the aggregate of (i) a margin of 0.30% p.a. (in words zero point three per cent per annum) (the “Margin”) and (ii) the London Interbank Offered Rate (“LIBOR”) relating to such Interest Period (rounded upwards - if necessary - to a full month).

           LIBOR shall mean, in relation to such Interest Period, the rate per annum determined by the Facility Agent to be equal to the arithmetic mean (rounded upwards, if necessary, to five decimal places) of the London interbank offered rates for deposits of USD for a period equal to such period as are displayed at or about 11.00 a.m. (London time) on the second Banking Day prior to the commencement of such period on the relevant page on the Reuter Monitor Money Rates Services (or such other page as may replace such page on such service for the purpose of displaying London interbank offered rates of leading banks for deposits of USD) or, if on such date the offered rates for the relevant period of fewer banks than two leading banks are so displayed, as quoted to the Facility Agent by each of the Reference Banks at the request of the Facility Agent and calculated on the above mentioned basis. Interest (Margin plus LIBOR), as specified under this Clause 5.2(a) is due from the Borrower exclusively against delivery to the Borrower of the related invoices (originals) and the original (apostilled and with notarised translation into Russian) residency certificate for the Lenders and/or the Facility Agent, depending on the Borrower’s request. Each Lender and the Facility Agent hereby undertake prior to issuance of the relevant invoices to the Borrower for the purposes of this Clause 5.2(a) to agree with the Borrower in written correspondence on whether the Russian VAT shall apply to a receipt by, or payment to the Lender(s) and/or the Facility Agent due from the Borrower under this Clause 5.2(a), as may be required under the Russian law.

b)       The Facility Agent shall promptly advise the Borrower in writing by letter or means of telecommunication of the rate of interest determined from time to time as per Clause 5.2.a) hereof and of the amount of interest to be paid at the end of the respective Interest Period, provided that to the extent the interest rate determined by the Facility Agent, as specified in Clause 5.2.b), is reasonable, proven and objective, no failure by the Facility Agent to so advise the Borrower shall relieve the Borrower from its payment obligations hereunder

c)        The rate of interest as stipulated in Clause 5.2.a) shall always apply without any further request, communication or whatsoever as far and as long as no rate of interest is applicable in accordance with Clause 5.2.d) hereof.

d)       For all amounts outstanding under this Credit Agreement the Lenders shall, upon the Borrower’s request and subject to the Lenders’ internal approvals, offer a fixed interest rate (the Lenders using their best efforts to ensure that such rate is commercially reasonable) for the whole remaining amount and lifetime of the Credits provided that:

(i)        the last disbursement or reimbursement under the Credit Agreement has been effected, in the case of either Credit A or Credit B,

(ii) the exact Repayment Dates for the repayment instalments of the Credits stand firm in the case of either Credit A or Credit B,

(iii)      the Borrower’s request in the form of Annex 1 f hereto has been received by the Facility Agent at the latest 15 Banking Days prior to the next Repayment Date and,

(iv)     corresponding funds in like amounts and for a duration equivalent to the term of the Credits under this Agreement are available to the Lenders.

Such fixed interest rate takes binding effect for the period starting with the next Repayment Date and ending on the last Repayment Date for the Credits, in the case of either Credit A or Credit B, as may be the case, provided that the Facility Agent has received the Borrower’s agreement to the fixed rate offered by the Lenders through the Facility Agent within the validity period of such offer.

e)        Interest on any credit amounts outstanding shall accrue from day to day and be calculated on a per annum basis from the date of each disbursement or reimbursement until the date on which the respective repayment instalment is unconditionally credited on the account specified in or to be indicated by the Facility Agent in accordance with Clause 9.1 hereof. Interest on any credit amounts outstanding shall be paid by the Borrower in arrears on each Interest Payment Date (each “Interest Payment Date” being, (i) in the case of an interest rate applicable as per Clause 5.2 a), the last day of any and each Interest Period; and (ii) in case of a fixed interest rate applicable as per Clause 5.2 d) hereof each Repayment Date).

5.3

Subject to Clause 5.5 (Exceptions), if by reason of any change occurring after the date of this Credit Agreement in any law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation or application thereof (including but not limited to any reserve, deposit or similar requirements) and for compliance by the Lenders and/or the Facility Agent with any legally binding requirement of any central bank or other governmental or monetary authority arising after the date of this Credit Agreement any of the Lenders incur any Increased Costs (as defined hereinafter), then, in any such case, the Borrower shall pay to the Facility Agent for account of the Lenders within thirty days of a demand by the Facility Agent such amounts of the Increased Costs as the Lenders through the Facility Agent shall specify to be necessary to compensate the Lenders for such increase or such reduction.

In this Agreement “Increased Costs” means:

(i)        a reduction in the rate of return from the Credits or on a Lender’s overall capital;

(ii)       an additional or increased cost; or

(iii)      a reduction of any amount due and payable under the Credits,

which is incurred or suffered by a Lender to the extent that it is attributable to that Lender having entered into this Credit Agreement or funding or performing its obligations under it.

5.4.

A Lender intending to make a claim pursuant to Clause 5.3 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower. Each Lender shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs and the circumstances giving rise to the claim.

5.5

Clause 5.3 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)     compensated for under another Clause or would have been but for an exception to that Clause;

(ii)    a tax, levy, duty, charge or fee of whatever nature on the overall net income of a Lender or attributable to any deduction or withholding for or on account of any tax,

         Levy, duty, charge or fee of whatever nature required by law to be made by the Borrower (provided that nothing in this sub-clause 5.5 (ii) reduces the Borrower’s Liability to make any payment on account of any tax, levy, duty, charge or fee required pursuant to Clause 10); or

(iii)   attributable to a Lender being grossly negligent or wilfully failing to comply with any law or regulation or official administration order or court decision.

6.	Fees

6.1

From the date of this Credit Agreement until disbursement of Credit A in full, the Borrower shall pay to the Lenders through the Facility Agent a commitment fee at a rate of 0.10% p.a. (in words: zero point one per cent per annum) calculated on a daily basis on such portion of the maximum amount of Credit A not yet disbursed at any time. The commitment fee is payable pro rata in arrears (i) prior to the first disbursement or reimbursement on June 30 and December 30 of each year; and (ii) with effect from the first disbursement or reimbursement on each Interest Payment Date.

6.2

The Borrower will pay to the Lenders (in their capacity as mandated lead arrangers) through the Facility Agent an arrangement fee of 0.20% flat (in words: zero point two per cent flat) calculated on the maximum amount of Credit A mentioned in Clause 2.1 hereof.

The arrangement fee is due prior to the first disbursement or reimbursement under the Credit Agreement, at the latest however, within 30 days after the date of this Credit Agreement.

6.3

From the date of this Credit Agreement until all monies owing by the Borrower are fully repaid to the Lenders, the Borrower shall pay to the Facility Agent an agency fee of USD 10,000 per annum on the date of signature of this Credit Agreement and annually thereafter on the anniversary date of this Credit Agreement.

6.4

Clauses 6.1 and 6.2 shall apply mutatis mutandis in case of Credit B being made available by the Lenders to the Borrower whereas calculation of the additional commitment fee shall start on the date on which the Lenders will have approved the granting of Credit B to the Borrower in writing; the additional arrangement fee shall be paid within 30 days after the date of such approval, at the latest, however, prior to disbursement or reimbursement under Credit B.

7.	Calculation of Periods

For the purpose of calculating interest, commitment fee and other payment obligations based on periods of time, a year will be calculated on the basis of the actual number of days elapsed and a year of 360 days.

8.	Repayment and Prepayment

8.1

Credit A

The credit amounts disbursed under Credit A are to be repaid in 17 equal and consecutive semi-annual repayment instalments; the first of which will be due on the earlier of (i) the date falling 6 months after the date of the mean-weighted acceptance of equipment and software to be evidenced concurrently to the Borrower and the Lenders (by delivery as specified in Clause 16.1 hereunder) by a certificate in accordance with Annex 3a hereof; and (ii) 30 September 2006. Credit amounts disbursed after the first Repayment Date under Credit A shall be repaid in equal amounts on the remaining Repayment Dates; the repayment instalments which then have not yet become due will be increased accordingly and the Facility Agent shall promptly, upon its drawing up thereof however, at the latest 20 Business Days prior to the next Repayment Date, deliver an updated repayment schedule to the Borrower showing the amounts of repayment instalments due on each subsequent Repayment Date, provided that no failure by the Facility Agent to so advise the

Borrower shall relieve the Borrower from its payment obligations under this Credit Agreement.

Credit B

If applicable, the credit amounts disbursed under Credit B will be repaid in 17 equal and consecutive semi-annual repayment instalments; the first of which will, depending on the respective Hermes approval, either be due on the earlier of (i) the date falling 6 months after the date of the mean-weighted acceptance of equipment and software relating to the deliveries made/services rendered under the Additional Export Contract, to be evidenced by a certificate in accordance with Annex 3b hereof, or (ii) a certain latest date still to be agreed upon prior to the first disbursement under Credit B, subject to Hermes approval, in each such case as advised to the Borrower by the Facility Agent. Credit amounts disbursed after the first Additional Repayment Date under Credit B shall be repaid in equal amounts on the remaining Additional Repayment Dates; the repayment instalments which then have not yet become due will be increased accordingly and the Facility Agent shall promptly, upon its drawing up thereof, however, at the latest 20 Business Days prior to the next Repayment Date, deliver an updated repayment schedule to the Borrower showing the amounts of repayment due on each subsequent Additional Repayment Date, provided that no failure by the Facility Agent to so advise the Borrower shall relieve the Borrower from its payment obligations under this Credit Agreement.

8.2

Where the interest rate defined in Clause 5.2 a) applies, the Borrower shall be entitled upon 30 days’ prior notice to the Facility Agent to prepay on any Interest Payment Date, in full or in part, any credit amounts outstanding together with interest accrued thereon and any other amounts then due under the Credit Agreement. Any such notice of the Borrower shall be irrevocable and binding and obliges the Borrower to repay the credit amounts in accordance with its notice of prepayment.

In case of partial prepayments, any partial amount repaid may be applied by the Facility Agent in the inverse order of their maturities.

Any amount prepaid in accordance with this Clause 8.2 may not be reborrowed.

8.3	Where the interest rate in Clause 5.2 d) applies, prepayment of any amounts not yet due according to this Credit Agreement is not permitted.

8.4

Prior to the first Repayment Date the Facility Agent shall furnish the Borrower with a repayment schedule which sets out the Repayment Dates and the amount of repayment instalments to be paid on each such Repayment Date or Additional Repayment Date, if applicable, provided that no failure by the Facility Agent to so advise the Borrower shall relieve the Borrower from its obligations hereunder. In case of the granting of Credit B and if a repayment schedule in relation to Credit A has already been delivered at such time, the Lenders shall furnish the Borrower with a revised repayment schedule or an additional repayment schedule, as the case may be. All other stipulations of the preceding sentence shall apply mutatis mutandis to such revised or additional schedule.

9.	Payments

9.1

All payments to be made by the Borrower to the Lenders through the Facility Agent under this Credit Agreement shall be made in USD without any deduction not later than 10.00 a.m. London time on the respective due date at the Facility Agent’s free disposal to the account of the Facility Agent held with HSBC Bank USA, New York, SWIFT MRMDUS33 account number 000-023868, in favour of HSBC Bank plc London, SWIFT MIDLGB22, account number 36677449 in the name of Project and Export Finance, quoting reference 53M/FC1072 or such other account with such other financial institution as notified by the Facility Agent to the Borrower.

9.2

The Borrower shall not be entitled to exercise any right of retention or to set off any counterclaims against claims arising from this Credit Agreement against any Lender unless such counterclaims exist against the Lender that the Borrower exercises the right of retention or set off against, and such counterclaims have been accepted by that Lender in writing or have otherwise been adopted or consistently relied upon.

9.3

If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under this Credit Agreement, the Facility Agent on behalf of the Lenders shall, notwithstanding any converse instruction given by the Borrower, apply incoming payments in the following order:

(i)                      firstly, in or towards any costs and expenses due and payable hereunder;

(ii)                   secondly, in or towards payment of any fees due and payable hereunder;

(iii)                thirdly, in or towards payment of any default interest and/ or indemnification then due and payable as provided for in Clauses 9.4 and 9.5;

(iv)               fourthly, in or towards payment of any contractual interest due and payable hereunder;

(v)                  fifthly, in or towards repayment of any principal amount due and payable hereunder;

(vi)               sixthly, in or towards payment of any other amount (including any indemnification other than such as under Clause 9.5) due and payable hereunder.

9.4

The Lenders through the Facility Agent shall be entitled to demand on repayment instalments overdue default interest at a rate which is the sum of 2% p.a. (in words: two per cent per annum) and the rate which would have been payable if such overdue amount had, during the period of non payment, constituted a Credit for successive periods of any duration as the Lenders (acting reasonably) through the Facility Agent may determine from time to time.

9.5

The Lenders through the Facility Agent shall be entitled to demand on amounts overdue other than repayment instalments, a lump sum indemnification which is the sum of 2% p.a. (in words: two per cent per annum) and the rate which would have been payable if such overdue amount had, during the period of non payment, constituted a Credit for successive periods of any duration as the Lenders (acting reasonably) through the Facility Agent may determine from time to time.

9.6

All payments owed by the Borrower as per Clauses 9.4 and 9.5 shall be made immediately upon the Facility Agent’s first demand except when under the applicable Russian currency regulations the Borrower is required to reserve a particular amount of payment at a special account prior to proceeding with a transfer of such amounts to the benefit of the Facility Agent. In the latter case the delay in payment shall not exceed the particular reservation period specified in the Russian currency regulations applicable to the Borrower.

9.7

If a due date on which a payment of the Borrower must have been received at the free disposal of the Facility Agent is not a Banking Day, the next succeeding Banking Day shall be the due date, unless such Banking Day falls into a new calendar month in which event the due date shall be the preceding Banking Day. The obligations of the Borrower to pay interest and fees shall accrue accordingly.

10.	Taxes, Levies, Duties and Other Costs

10.1	Definitions

a)                                      In this Credit Agreement

“Protected Party” means a Lender, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under this Credit Agreement.

“Qualifying Lender” means a Lender, which is situated for tax purposes in (i) the Russian Federation, (ii) in a Tax Treaty Jurisdiction or (iii) in the United Kingdom or the Federal Republic of Germany.

“Tax” means any tax, levy, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Credit Agreement.

“Tax Payment” means an increased payment made by the Borrower to a Lender under Clause 10.2 or a payment under Clause 10.3.

“Tax Treaty Jurisdiction” means a jurisdiction, which has in force a double tax treaty with the Russian Federation (or with the Union of Soviet Socialist Republics to which the Russian Federation has succeeded), which provides for full exemption from Russian withholding tax on interest derived from a source within the Russian Federation payable to a resident of such jurisdiction.

b)                                     Unless a contrary indication appears, in this Clause 10 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

10.2	Tax Gross up

a)              The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

b)             The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. Upon receipt by the Facility Agent of such notification from a Lender, the Facility Agent shall notify the Borrower.

c)              Subject to paragraph d) below, if a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower to the Lenders shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

d)             The Borrower is not required to make an increased payment to a Lender under paragraph c) above if, on the date on which the payment falls due, the Borrower could have made such a payment to that Lender without a Tax Deduction if that Lender was a Qualifying Lender, but on that date that Lender is not, or has ceased to be, a Qualifying Lender (other than as a result of any change after the date it became a Lender under the Credit Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority).

e)              If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in such amount as required by law.

f)              The Borrower shall pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this sub-clause).

g)             Promptly upon making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent for a Lender entitled to the payment an original receipt (or certified copy thereof) demonstrating that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.3                   Tax Indemnity

a)                              The Borrower shall promptly pay to a Protected Party through the Facility Agent an amount equal to the loss, liability or cost which that Protected Party determines has been suffered for or on account of Tax by that Protected Party in respect of this Credit Agreement.

b)                             Paragraph (a) above shall not apply:

(i)                             with respect to any Tax assessed on a Lender:

(A)                      under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

(B)                        under the law of the jurisdiction in which that Lender’s facility office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(ii)                          to the extent a loss, liability or cost:

(C)      is compensated for by an increased payment under Clause 10.2; or

(D)     would have been compensated for by an increased payment under Clause 10.2 but was not so compensated solely because one of the exclusions in paragraph d) of Clause 10.2 applied.

c)                              A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

d)                             A Protected Party shall, on receiving a payment from the Borrower under this Clause 10.3, notify the Facility Agent.

10.4                   Tax Credit

If the Borrower makes a Tax Payment and the relevant Lender determines that:

(a)                          A Tax Credit is attributable to that Tax Payment; and

(b)                         the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall (within three Business Days of demand by the Borrower) pay through the Facility Agent an amount to the Borrower which that Lender determines will leave the Lender (after that payment) in the same after-tax position as it would have been in had the Tax Payment not been made by the Borrower.

                                        However, if the relevant Lender should be obliged by any law, regulation or court or any other official decision to repay any Tax Credit obtained by such Lender and paid to the Borrower pursuant to the preceding paragraph, or if any such Tax Credit should otherwise be officially revoked, the Borrower shall promptly upon demand of such Lender and against reasonable evidence of such repayment obligation or revocation, as the case may be, refund the respective Lender through the Facility Agent of such amount.

10.5                   Without prejudice to the Borrower’s obligations/the Lenders’ rights according to Clause 10.2 and 10.3, in the event of withholding taxes being imposed in the Russian Federation on payments due under this Credit Agreement that are eligible for exemption and provided that the Borrower and/or the Lenders can claim such exemption with the result that they are released from any obligation to pay such taxes, the Borrower hereby undertakes to apply with the competent authorities in the Russian Federation to be exempted and released from such taxes and to provide the Facility Agent with a tax exemption certificate or any other evidence of such tax exemption, all in form and substance as reasonably may be required by the Lenders through the Facility Agent. In turn, in order to enjoy the benefits of an applicable convention on avoidance of double taxation each Lender undertakes to submit to the Borrower a certificate of its residence in the form and in the manner required by Russian Law, provided that any expenses incurred by a Lender in doing so shall be borne by the Borrower. The form of the certificate as well as its main items shall be advised by the Borrower to the Facility Agent reasonably in advance.

10.6                   Without prejudice to the Lenders’ rights under this Credit Agreement, in particular under this Clause 10, the Borrower shall pay to, or reimburse the Lenders through the Facility Agent upon demand for (i) any stamp duties, registration fees and similar taxes and charges in connection with this Credit Agreement and (ii) all legal fees (including VAT) and out-of-pocket expenses incurred by the Lenders and/or the Facility Agent in connection with the negotiation, preparation, documentation and execution of this Credit Agreement provided that in relation to Credit A only all such fees and expenses shall not exceed USD 15,000.00 (plus VAT and disbursements, plus costs for required translation of any of the finance documents related to this Credit Agreement into the Russian language) and (iii) any costs, including lawyer’s fees and taxes arising thereon, in connection with the preservation and enforcement of the Lenders’ rights under this Credit Agreement.

10.7                   Each Lender and the Facility Agent hereby undertake prior to issuance of any invoices to the Borrower to discuss the invoicing procedure with the Borrower in written correspondence and further undertake to provide the Borrower upon its request as soon reasonably practicable with the original invoices and an original (updated) residency certificate (apostilled and together with a translation into Russian).

11.                         Guarantee of the Federal Republic of Germany for tied Buyer’s Credits

11.1                   The Hermes Agent on behalf of the Lenders has applied for insurance cover of 95% of the Lenders’ claims arising from this Credit Agreement by the Federal Republic of Germany, represented by Hermes by means of an insurance agreement (the “Insurance Agreement”). Credit A will be made available on the basis of such Insurance Agreement and the terms and conditions governing it. In the event that additional insurance cover is provided by Hermes for the purposes of financing being made available for Credit B hereunder, then Credit B will be made available on the basis of such supplemental insurance (“Supplemental Insurance Agreement”) and the terms and conditions governing it.

The Lenders are entitled to give information on the Credit Agreement and the transactions contemplated thereby to the competent authorities of the Federal Republic of Germany and the European Union and to allow such authorities perusal of all records that may be connected with this Credit Agreement and to furnish them with copies thereof.

11.2                   The Borrower undertakes to reimburse and indemnify the Lenders through the Facility Agent in full for and against the aggregate amount of premiums and charges (the “Insurance Premium”) payable by the Lenders through the Facility Agent to Hermes under the Insurance Agreement for insurance cover of their payment claims arising from Credit A of this Credit Agreement.

                                        The Insurance Premium shall be paid by the Borrower immediately upon written demand by the Facility Agent in accordance with Annex 1c or Annex 1e, as the case may be, provided that the insurance premium is payable (and is either already due or will become due shortly) by the Lenders to Hermes under the Insurance Agreement.

11.3                   In the event that additional financing in the form of Credit B is made available to the Borrower, the Borrower undertakes to reimburse and indemnify the Lenders through the Facility Agent in full for and against the additional amount of premiums and charges (the “Additional Insurance Premium”) payable by the Lenders through the Facility Agent to Hermes under the Supplemental Insurance Agreement for additional insurance cover of their payment claims arising from Credit B of this Credit Agreement. The second paragraph of Clause 11.2 shall apply mutatis mutandis hereto.

11.4                   Prior to the first Repayment Date under this Credit Agreement or - in case of disbursements or reimbursements after such date - upon disbursement in full of the Credits, the Facility Agent will procure the recalculation by Hermes of the amount of Insurance Premium (or as applicable, the amount of Additional Insurance Premium) payable to Hermes and will provide the Borrower with reasonable evidence of the correctness of such recalculation if the Insurance Premium (or as applicable, the Additional Insurance Premium) payable for cover with respect to this Credit Agreement does not equal the aggregate amounts which the Borrower has paid to the Facility Agent as per Clause 11.2 or, as the case may be, Clause 11.3 hereof towards reimbursement of such Insurance Premium (or as applicable the Additional Insurance Premium).

                                        If the aggregate amount reimbursed by the Borrower is more than the respective Insurance Premium (or if applicable, the Additional Insurance Premium), on the Interest Payment Date following the date on which the Lenders have received the excess amount from Hermes the Lenders through the Facility Agent will refund the excess amount to the Borrower. Payment of the excess amount to the Borrower as per the preceding sentence shall be made by the Lenders through the Facility Agent by application of the amounts thus to be refunded to the Borrower towards partial prepayment of the Credit disbursed and then still outstanding under this Credit Agreement. In order to achieve the purpose laid down in this paragraph on the due date thereof the excess amount to be paid to the Borrower shall - at the option of the Lenders either equally and proportionally or in the inverse order of maturities - be set off by the Lenders against repayment installments then still outstanding under this Credit Agreement without any prior notice by the Lenders to the Borrower with regard thereto. The Lenders through the Facility Agent will inform the Borrower without delay of any such set-off.

                                        If the aggregate amount paid by the Borrower towards reimbursement against the respective Insurance Premium (or if applicable, the Additional Insurance Premium) was less than the Insurance Premium (or if applicable, the Additional Insurance Premium) payable by the Lenders, the Borrower undertakes upon request of the Facility Agent within 30 calendar days to pay to the Facility Agent the balance in favor of the Lenders.

12.                         Suspension of Disbursement, Payments Immediately Due (Events of Default)

12.1                   The Lenders acting through the Facility Agent shall be entitled to suspend each and/or any future disbursement of the Credits in whole or in part, and/or to terminate this Credit Agreement, and/or to demand immediate repayment of all credit amounts outstanding, as well as the payment of all interest and fees accrued thereon, any charges and other claims incidental thereto, if:

a)                              the Borrower fails to fulfil any payment obligation whether in respect of principal, interest or any other amount under this Credit Agreement when due and payable unless

(i) its failure to pay is caused by administrative or technical error; and

(ii) payment is made within three Banking Days of the due date;

or

b)                             the Borrower breaches or fails to fulfil any other obligation under this Credit Agreement and in case of any such breach or failure capable of being remedied, such failure or breach is not remedied within 10 Banking Days after the Facility Agent has notified the Borrower in writing of such failure or breach;

                                        or

c)                              any representation, warranty or statement in this Credit Agreement or any other document provided by the Borrower under the terms of this Credit Agreement  is or proves to be or to have been incorrect or untrue in any material respect at any time during the term of this Credit Agreement and in case that such incorrectness is capable of being remedied - whereas the determination of such capability shall be upon the sole but reasonable discretion of the Lenders - such incorrectness is not cured within 15 Banking Days after the Facility Agent has notified the Borrower in writing of such incorrectness;

                                        or

d)                             the Borrower shall fail to pay when due or within any applicable period of grace any indebtedness owed to any of the Lenders or to any other creditor, provided, however, that in relation to any such indebtedness owed by the Borrower to any creditor other than any of the Lenders (including any of their Affiliates) such failure by the Borrower shall not constitute an event of default under this sub-clause if (i) the overdue amounts in relation to the Borrower in aggregate do not exceed USD 10,000,000.00 or the equivalent thereof in any other currency, or (ii) in the event of any such failure by the Borrower exceeding the aforementioned amount any such default is remedied (including by waiver or amendment) within 15 calendar days after the due date of the respective payment obligation or after lapse of any applicable period of grace unless the respective creditor accelerates the relevant indebtedness before;

                                        or

e)                              at any time it shall become unlawful for the Borrower (provided that such event, if capable of being cured in the reasonable opinion of the Lenders, is not cured within 30 Business Days from the date it became unlawful) to perform any or all of its obligations under this Credit Agreement (including, without limitation, any governmental or other consent, licence or authorisation required to make this Credit Agreement legal, valid, binding and enforceable, or required at any time to enable the Borrower to perform its obligations under this Credit Agreement, ceasing to be in full force and effect);

                                        or

f)                                any material provision of this Credit Agreement is or becomes invalid or unenforceable;

                                        or

g)                             the Borrower shall enter into voluntary suspension of payments, bankruptcy, liquidation or dissolution, or shall become insolvent, or a receiver or liquidator shall be appointed on all or any material part of the undertaking or assets of the Borrower or proceedings are commenced by or against the Borrower under any law or regulation providing for any reorganisation, arrangement, readjustment of debts, dissolution or liquidation or any act shall be done or event shall occur which under the laws of the relevant jurisdiction has a substantially similar effect to any of the foregoing act or event, provided that an event of default will not occur under this sub-clause g) in respect of any petition or application being initiated or commenced by any person other than the Borrower if the petition or application is - in the sole discretion of the Lenders - frivolous or vexatious and is withdrawn or rejected within 30 calendar days from the date of such application and before a court order for the commencement of any such procedure has been made;

                                        or

h)                             the Borrower admits its inability to meet its payment obligations to any of the Lenders or to any other creditor or to convert the funds necessary to effect such payments into the currency payable under agreements with parties domiciled outside of its country or to transfer such payments, or the Borrower admits - towards any of the Lenders - its unwillingness with regard to any of the aforementioned actions;

                                        or

i)                                 any material adverse change shall occur in the financial condition or operations, assets, prospects, business or the legal status of the Borrower such that it is reasonably likely that the Borrower may not, or will be unable to perform or observe its obligations under this Credit Agreement, provided, however, that in case of the occurrence of any of the events as stipulated in sub-clauses a), b), c) and d) of this Clause 12.1, for so long as such events are continuing the Lenders through the Facility Agent shall be entitled to suspend disbursements / reimbursements under this Credit Agreement prior to the expiry of the grace period for remedy of the relevant events of default.

12.2                   Insofar as any statements made by the Facility Agent according to Clause 12.1 are sent by airmail (with a copy by fax), these statements shall be deemed to have been received not later than on the 10th Banking Day after their dispatch. If such statements are made by means of telecommunication, the day following their dispatch shall be deemed as the date of receipt.

13.                         Representations and Warranties

The Borrower hereby represents and warrants to the Lenders that

a)                            the Borrower is a corporation duly incorporated under the laws of the Russian Federation, validly existing and in good standing;

b)                           the Borrower has the power to own its assets and carry on its business as it is being conducted;

c)                            the Borrower is not entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in the Russian Federation in relation to this Credit Agreement;

d)                           the Borrower has full power and legal right to execute, deliver and to perform this Credit Agreement;

e)                            the execution, delivery and performance of this Credit Agreement will not violate any provisions of, and have duly and validly been authorised under, the laws, regulations, orders and decrees of the Russian Federation or any other competent Russian authority and all consents, licences, approvals, authorisations and instrumentalities of, and registrations and/or declarations with any authority within the Russian Federation required in connection with the valid execution, delivery, performance or enforceability of this Credit Agreement (including without limitation the obtaining and transfer in USD of all amounts due under this Credit Agreement) have been obtained and made and are in full force and effect;

f)                              each action necessary under the statutes of the Borrower or under any other agreement or instrument binding on the Borrower to authorise the execution, delivery and/or performance of this Credit Agreement has been duly taken and the execution, delivery and performance of this Credit Agreement will not conflict with, or constitute a breach of the statutes of the Borrower or any such agreement or instrument binding upon the Borrower;

g)                           the Borrower is not in default under any agreement or instrument constituting present or future payment obligations as debtor, surety or guarantor;

h)                           other than the UMC Litigation no litigation, administration or insolvency proceedings are pending or, to the knowledge of the Borrower are threatened, which adversely determined, would reasonably be expected to have a material adverse effect on the assets or financial condition of the Borrower or on its right or ability to perform its obligations hereunder or would affect the legality, validity or enforceability of this Credit Agreement; and

i)                               all its payment obligations in connection with this Credit Agreement rank at least pari passu in point of preference and security with all other unsecured and unsubordinated existing and future indebtedness owed to any creditor other than the Lenders, except for any preference being due to mandatory law.

14.        Financial Statements, Information and Undertakings (Covenants)

Until such date as all obligations incurred under this Credit Agreement have been fulfilled in full, the Borrower shall:

a)                            furnish the Facility Agent within 6 months from the end of its financial year with audited annual financial statements (including profit and loss accounts and explanatory notes) prepared in accordance with US GAAP (US Generally Accepted Accounting Principles, Standards and Practices) and provide the Facility Agent with such additional financial information as the Facility Agent may from time to time reasonably request. In the event that completion and adoption of the financial statements should be delayed, the Borrower shall furnish the Facility Agent with provisional profit and loss accounts and balance sheet figures within 6 months after the end of its financial year;

b)                           inform the Facility Agent without delay of the occurrence of any of the events mentioned in Clause 12 hereof and in the event any of the Representations and Warranties mentioned in Clause 13 hereof ceases to be true or correct in any material respect;

c)                            only with the prior written consent of the Lenders agree upon any modification and/or amendment to the Export Contract or, as the case may be, the Additional Export Contract, which represents a material change to the Export Contract or Additional Export Contract, including but not limited to changes in the price/currency, terms of payment, country of origin, delivery and/or installation periods etc.;

d)                           obtain and keep in full force all authorisations, licenses, approvals and permits (governmental or otherwise) which are required for the validity and enforceability of this Credit Agreement;

e)                            comply with all applicable laws, rules, regulations and orders including all environmental laws and all applicable restrictions imposed by all governmental authorities (including but not limited to the central bank of the Russian Federation) and do all such acts and things which are required thereunder, if failure so to comply will or in the reasonable opinion of the Lenders may, materially impair the ability of the Borrower to perform its obligations, whether in respect of any payment of principal, interest, fees, costs or expenses or otherwise, under this Credit Agreement in strict compliance with its terms;

f)                              procure that no substantial change is made to the general nature or scope of its business from that carried out on the date of this Credit Agreement and forthwith inform the Facility Agent of any circumstances which might result in such change provided that the Borrower may amalgamate, merge, demerge or consolidate with any Affiliate as part of any corporate restructuring unless any such action would result in a material adverse change which falls within the scope of application of Clause 12.1.i) hereof;

g)                           immediately upon the Borrower’s knowledge or awareness thereof inform the Facility Agent of any forthcoming amalgamation, demerger, merger, consolidation or corporate reconstruction of the Borrower;

h)                           ensure that neither in a single transaction nor in a series of transactions, whether related or not, all or any substantial part of its assets are sold, transferred, granted or leased or otherwise disposed of unless such sale, transfer, grant, lease or disposal is:

      (i)            made in the ordinary course of trading of the disposing entity;

(ii)                                  of assets in the exchange for other assets comparable or superior as to type, value and quality;

(iii)                               made by the Borrower to any Affiliate of the Borrower unless any such transaction would result in a material adverse change which falls within the scope of application of Clause 12.1.i) hereof;

(iv)                              for cash or cash equivalents;

(v)                                 where the book value of such asset (when aggregated with the book value of each other asset disposed of under this sub-clause (v)) (in each case as calculated in accordance with US GAAP) does not exceed 25% of the Borrower’s Total Assets in any financial year of the Borrower and provided that at all times the disposal of such assets will be made for full consideration and will not lead to any material adverse change which would fall within the scope of Clause 12.1 i). At the request of the Facility Agent (any such request to be made no more than once per calendar quarter, unless an Event of Default is continuing), the Borrower shall provide a certificate to the Agent setting out in reasonable detail the book value of any assets disposed of under this sub-clause (v) (calculated in accordance with US GAAP); or

(vi)                              involving the transfer of any or all of the Borrower’s shares in UMC pursuant to the UMC Litigation to a person that is not the Borrower or any of its Subsidiaries.

When calculating the Borrower’s Total Assets under sub-clause (v) above, if the annual consolidated balance sheet of the Borrower for the immediately preceding financial year of the Borrower is not available, the Borrower’s Total Assets shall be calculated by reference to the draft audit report then available for that financial year and any other evidence reasonably requested by, and reasonably satisfactory to, the Facility Agent.

i)                               do all such things as are necessary to maintain its corporate existence and ensure that it has the right and is duly qualified to conduct its business;

j)                               not create or agree to create any mortgage, charge, pledge, lien or other security interest on the whole or any part of its assets to secure any indebtedness owed to any creditor other than the Lenders (for the avoidance of doubt, any suretyship or guarantee shall not be deemed a security for the purposes of this paragraph), unless the Credits shall at the same time be secured equally and rateably therewith to the Lenders’ satisfaction other than any Permitted Lien (as defined hereinafter)

“Permitted Lien” means:

(i)          any lien on any property or assets of any person existing at the time such person is merged or consolidated with or into the Borrower and not created in contemplation of such event;

(ii)       any lien existing on any property or assets prior to the acquisition thereof by the Borrower and not created in contemplation of such acquisition;

(iii)           any lien on any property or assets securing indebtedness of the Borrower incurred or assumed for the purpose of financing all or part of the cost of acquiring or constructing or refurbishing any property or assets, provided that the aggregate principal amount of all indebtedness secured by liens under this sub-Clause (iii) shall not exceed the lower of (x) the purchase price of such property or assets and (y) the fair market value of such property or assets at the time of acquisition, or construction or refurbishment;

(iv)  any netting or set-off arrangement entered into in the ordinary course of the Borrower’s banking arrangements for the purpose of netting debit and credit balances;

(v)         any lien arising by operation of law either (a) in the ordinary course of business; or (b) in respect of taxes, assessments, government charges or claims, including without limitation those in favour of Russian governmental fiscal authorities;

(vi)          any lien on the property or assets of the Borrower securing inter-company indebtedness;

(vii)       any extension, renewal or replacement of any lien described in sub-Clauses (i) to (vi) above, provided that (a) such extension, renewal or replacement shall be no more restrictive in any material respect than the original lien, (b) the amount of indebtedness secured by such lien is not increased and (c) if the property, income or assets securing the indebtedness subject to such lien are changed in connection with such refinancing, extension or replacement, the fair market value of the property, income or assets is not increased;

(viii)    any other lien, pledge, mortgage or other type of encumbrance, provided that immediately after giving effect to such lien, pledge, mortgage or other type of encumbrance the Borrower’s secured indebtedness in the aggregate do not exceed 10% of the book value of the aggregate amount of the Borrower’s total assets, determined by reference to its most recent quarterly or, as the case may be, audited  annual unconsolidated balance sheet;

(ix)        easements, rights-of-way, and any other similar charges and legally binding restrictions or encumbrances incurred in the ordinary course of business and not interfering in any material respect with the business of the Borrower or the Business of any Subsidiary of the Borrower, including any encumbrance with respect to an equity interest of any joint venture agreement;

k)                            ensure that its payment obligations under this Credit Agreement rank at least pari passu with all its other present and future unsecured payment obligations.

15.                       Assignability

15.1 The Borrower may not assign all or any of its rights and claims under this Credit Agreement.

15.2  Unless (i) the assignment is to an Affiliate of a Lender or to another Lender or (ii) an Event of Default has occurred, any assignment occurring after the date of this Credit Agreement by any Lender shall require the consent of the Borrower, provided that (x) such consent shall not be unreasonably withheld or delayed; and (y) unless the Borrower has notified the Facility Agent to the contrary within 5 Banking Days of receiving notice of the intended assignment, the Borrower will be deemed to have given consent to that assignment.

15.3 Any Lender may also disclose to any person to whom it assigns or intends to assign its rights and obligations hereunder such information about the Borrower and the Credit Agreement, as such Lender shall consider necessary.

16.                       Statements and Notices

16.1	Any notices or other communications in connection with this Credit Agreement are to be made by letter or by written means of telecommunication, and to be sent to the following addresses:

Borrower:	OJSC Mobile TeleSystems
4 Marksistskaya Street
Moscow 109147
Russian Federation

Telefax: + 7 095 223-2183 Attention of Mr. Nikolay V. Tsekhomsky Vice President — Chief Financial Officer + 7 095 223-2168 Attention of Ms. Marina V. Zabolotneva Head of the Treasury Department

Facility Agent:	HSBC Bank plc
(for and on behalf of	Level 17, Project and Export Finance
the Lenders)	8 Canada Square
London E14 5HQ
United Kingdom

Telefax:+44 207 992 4428 (Attention of: Mr Alan Marshall)

16.2	The Borrower shall provide the Facility Agent with specimen signatures in form and substance as per Annex 4 of those persons who are authorised to act on its behalf.

16.3

Any alteration in the above-mentioned companies’ names, addresses and power of representation shall be binding upon the other contracting party only upon receipt by such other party of written notification or documents evidencing such alteration.

16.4

All correspondence between the parties hereto shall be conducted and carried out in the English language. Should the wording of any document be in a language other than English such document shall be accompanied by a translation certified to be true and accurate that is either authorised by the person who produced it or by a sworn translator.

17.	Miscellaneous

17.1

This Credit Agreement is independent from the Export Contract and, as the case may be, the Additional Export Contract. Neither the Borrower nor the Lenders are allowed to raise and hereby each waives any defences or objections emanating from the Export Contract and, if appropriate the Additional Export Contract, and from its legal relationship with the Exporter. In particular, the Borrower’s obligation to repay the Credits as well as all other payment obligations under this Credit Agreement as well as the Lenders’ obligations to disburse the financing hereunder are independent from the legality, validity and enforceability of the Export Contract and, as the case may be, the Additional Export Contract or from any non-performance, bad performance and/or default by the Exporter under the Export Contract and, as the case may be, the Additional Export Contract.

17.2	In satisfaction of the Lenders’ respective obligations under the Money Laundering Act, to record the economical beneficiary of borrowing hereunder, the Borrower hereby confirms that the borrowing of the Credits is made on its own behalf and for its own account.

18.	Currency Indemnity

In the event that for the purpose of obtaining judgement in any court of any country or enforcement of any judgement by the Lenders it becomes necessary to convert an amount of the currency due hereunder (the “Agreed Currency”), into an amount of another currency (the “Judgement Currency”), then the amount due hereunder, expressed in the Judgement Currency, shall be determined on the basis of the rate of exchange at which the Facility Agent for account of the Lenders is able to purchase the relevant amount of the Judgement Currency on the Banking Day immediately before the day on which the judgement is given or on such earlier date as may be required by the procedural law of the court in which the judgement is sought (the “Agreed Conversion Date”).

In the event of a change in such rate of exchange between the Agreed Conversion Date and the date of actual payment, the Borrower shall pay such additional amounts of the Judgement Currency (or the Lenders through the Facility Agent shall remit to the Borrower amounts of such currency) as may be appropriate to ensure that the amounts of the Judgement Currency paid by the Borrower, when converted at the rate of exchange as defined above prevailing at the date of actual payment, shall produce in total the amount of the Agreed Currency due hereunder together with any premium or costs of exchange payable in connection with the purchase or conversion into the Agreed Currency.

Any such additional amounts due shall be due as a separate debt and shall not be affected by a judgement being obtained for any other sums due under or in respect of this Credit Agreement.

19.	Applicable Law, Place of Performance and Jurisdiction

19.1	This Credit Agreement, as well as all the rights and obligations arising therefrom, shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

19.2	Save as otherwise stipulated herein, place of performance is Frankfurt am Main, Federal Republic of Germany.

19.3

Any legal action or proceeding with regard to this Credit Agreement shall be brought in the District Court (Landgericht) at Frankfurt am Main, Federal Republic of Germany, the Lenders reserving to themselves the right to bring any such legal action or proceeding in any other court of law having or accepting jurisdiction as the Lenders may elect. Without prejudice to and notwithstanding the above, the parties agree that subject to the option in favour of the Lenders, any dispute, controversy or claim arising out of this Credit Agreement or related to its fulfilment, breach, termination, or invalidity shall be settled by three arbitrators under the arbitration rules of the UNCITRAL (United Nations Commission on International Trade Law) Model Law on International Commercial Arbitration. The arbitrators shall be appointed in accordance with those rules and be qualified to practise as a judge in the Federal Republic of Germany. Place of arbitration shall be at Frankfurt am Main, Federal Republic of Germany. The parties herewith irrevocably express their consent to have the hearing conducted in the English language.

19.4

For any service which may become necessary in connection with proceedings before the courts at Frankfurt/Main, Federal Republic of Germany, the Borrower hereby undertakes to irrevocably designate, appoint and empower, such appointment to be in form and substance as per Annex 5 to this Credit Agreement, Smeets, Haas, Wolff, Partnerschaft von Rechtsanwälten, Eschersheimer Landstraße 121, D-60322 Frankfurt am Main, Federal Republic of Germany, as its agent for service of process (the “Agent for Service of Process”) authorised to receive, for and on behalf of itself, service of process.

In the event that the legal capacity of the Agent for Service of Process to act as provided in this Clause 19.4 should cease for any reason whatsoever, the Borrower hereby undertakes in consultation with the Facility Agent to forthwith (but in no event later than 10 Banking Days) designate, appoint and empower another person who is acceptable to the Lenders to act as the Borrower’s Agent for Service of Process. Failing this, the Facility Agent may appoint another Agent for the Service of Process for this purpose.

20.	General Provisions

20.1

This Credit Agreement shall not be capable of being waived, modified or varied otherwise than by an express waiver, modification or variation in writing. Any delay or failure on the part of the Lenders and/or the Facility Agent in exercising any of their rights under this Credit Agreement shall not be regarded as a waiver of these rights or as acquiescence in any conduct contravening the terms of this Credit Agreement. Exercise of single rights only, or merely partial exercise of any rights shall not preclude the claiming in the future of any rights not yet or only partially exercised.

20.2

In the event of any provisions laid down in this Credit Agreement being or becoming wholly or partially ineffective in law, the other provisions of this Credit Agreement shall remain in force. Any insufficiency thus created shall be filled by a corresponding provision consistent with the spirit and purpose of this Credit Agreement.

20.3	This Agreement shall be executed in the English language.

OJSC Mobile TeleSystems

Moscow, _________________________	_____________________ ____________________
(place, date) STAMP	(legally binding signature(s))

HSBC Bank plc. as the Lender

London, __________________________	________________________________
(place, date)	(legally binding signature(s))
HSBC Bank plc. as the Facility Agent

ING Bank Deutschland AG

Frankfurt am Main, ____________	________________________________
(place, date)	(legally binding signature(s))

Commerzbank Aktiengesellschaft

Frankfurt am Main, ____________	________________________________
(place, date)	(legally binding signature(s))

BHF-BANK Aktiengesellschaft as the Hermes Agent

Frankfurt am Main, _____________	________________________________
(place, date)	(legally binding signature(s))

Annex 1a

HSBC Bank plc

Level 17, Project and Export Finance

8 Canada Square

London E14 5HQ

United Kingdom

For the attention of: Mr Alan Marshall

Certificate for Reimbursement

Credit Agreement dated October 18th, 2005 in the amount of USD 125,725,500 [as increased by USD 28,321,000*](the “Credit Agreement”)

We hereby confirm to you that we have paid to the Exporter an amount of USD _____________ representing the last 85% of the total value of deliveries made/services rendered* by the Exporter under the Export Contract / Additional Export Contract* during the period from ______________(date) to ___________(date).

According to Clause 3.2.a) of the Credit Agreement, the amount of USD__________ is thus to be paid to us to our account no. _________ with ____________

We confirm that the Representations and Warranties mentioned under Clause 13 of the Credit Agreement are true and correct in all material respect as of the date hereof.

_________________________________
(place)(date)

OJSC Mobile TeleSystems

___________________________________
(legally binding signature(s) of the Borrower)

We, the undersigned, herewith confirm having made/rendered* the above captioned deliveries/services* and having received the above-mentioned amount(s). We also confirm having received the 15% down payment associated with the above captioned deliveries/services*.

_______________________________
(place)(date)

Siemens Aktiengesellschaft

___________________________________
(legally binding signature(s) of the Exporter)

* Please delete as appropriate

Annex 1b

HSBC Bank plc

Level 17, Project and Export Finance

8 Canada Square

London E14 5HQ

United Kingdom

For the attention of: Mr Alan Marshall

Certificate for Disbursement

Credit Agreement dated October 18th, 2005 in the amount of USD 125,725,500 [as increased by USD 28,321,000*](the “Credit Agreement”)

We hereby confirm to you that during the period from ______________(date) to ___________(date) we have made deliveries/rendered services* of _____________ under the Export Contract / Additional Export Contract* in the total value of USD ____________ and we have presented to you documents in conformity with Clause 3.2.b) of the Credit Agreement.

At present, the amount due to us under the Export Contract / Additional Export Contract* on the basis of the aforementioned deliveries/services amounts to 85% of the deliveries/services.

We confirm having received the 15% down payment associated with the aforementioned deliveries/services*.

According to Clause 3.2.b) of the Credit Agreement, the amount of USD _________ is thus to be paid to us. Please effect payment to us to our account no. _______ with ____________ .

______________           ________________
(place)                                (date)

Siemens Aktiengesellschaft

___________________________________
(legally binding signature(s) of the Exporter)

* Please delete as appropriate

Annex 1c

To
OJSC Mobile TeleSystems
4 Marksistskaya Street
Moscow 109147
Russian Federation

__________________

Certificate for Disbursement
for the Insurance Premium

Credit Agreement dated October 18th, 2005 in the amount of USD 125,725,500 [as increased by USD 28,321,000*](the “Credit Agreement”)

Dear Sirs,

As per the attached copy of the invoice of Hermes dated ___________ the Insurance Premium / Additional Insurance Premium* in the amount of USD __________ was/will become due and payable to Hermes on _______________ .According to Clause 11.2 / 11.3* of the Credit Agreement, the amount of USD _____________ is payable to us/ In order to achieve fulfilment of the condition precedent as per Article 4.2.b) and your obligations as per Article 11.2 / 11.3* please pay to us the Insurance Premium / Additional Insurance Premium* calculated by the Facility Agent to amount to USD__________ which will become due and payable to Hermes shortly*.

Please remit the aforementioned amount to SWIFT MRMDUS33, account number 000-023868 held with HSBC Bank USA, New York, in favour of HSBC Bank plc, London, SWIFT MIDLGB22 account number 36677449 in the name of Project and Export Finance quoting ref 53M/FC1072. Reimbursement to you will be made pursuant to Clause 3.4 of the Credit Agreement.

London, _____________                                                                   __________________________
                                                                                                                 HSBC Bank plc

* Please delete as appropriate

Annex 1d

HSBC Bank plc

Level 17, Project and Export Finance

8 Canada Square

London E14 5HQ

United Kingdom

For the attention of: Mr Alan Marshall

Certificate for Reimbursement
in case of application of the Special Payment Procedure

Credit Agreement dated October 18th, 2005 in the amount of USD 125,725,500 [as increased by USD 28,321,000*](the “Credit Agreement”)

We hereby confirm to you that the Exporter made deliveries/rendered services* under the Export Contract / Additional Export Contract* during the period from ______________(date) to ___________(date) in the total amount of USD _________ and that we have instructed the Passport Bank to effect payment of USD ___________ to the Exporter representing the last 85% of the total value of such deliveries made/services rendered*.

According to Clause 3.2.a) of the Credit Agreement, the amount of USD__________ is thus to be paid to us to our account no. _________ with the Passport Bank.

We confirm that the Representations and Warranties mentioned under Clause 13 of the Credit Agreement are true and correct in all material respect as of the date hereof.

_________________________________
(place)(date)

OJSC Mobile TeleSystems

___________________________________
(legally binding signature(s) of the Borrower)

* Please delete as appropriate

Annex 1e

To
OJSC Mobile TeleSystems
4 Marksistskaya Street
Moscow 109147
Russian Federation

__________________

Certificate for Disbursement for the Insurance Premium
in case of application of the Special Payment Procedure

Credit Agreement dated October 18th, 2005 in the amount of USD 125,725,500 [as increased by USD 28,321,000*](the “Credit Agreement”)

Dear Sirs,

As per the attached copy of the invoice of Hermes dated ___________ the Insurance Premium in the amount of USD __________ was/will become due and payable to Hermes on _______________ ..

According to Clause 11.2 of the Credit Agreement, the amount of USD _____________ is payable to us/In order to achieve fulfilment of the condition precedent as per Article 4.2.b) and your obligations as per Article 11.2 please pay to us, through the Passport Bank, the Insurance Premium calculated by the Facility Agent to amount to USD __________ which will become due and payable to Hermes shortly*.

Please instruct the Passport Bank to remit the aforementioned amount to us in accordance with the terms and conditions of the certain disbursement agreement entered into between you, us and the Passport Bank, and which provides for the Special Payment Procedure. Reimbursement to you will be made pursuant to Clause 3.4 of the Credit Agreement.

London, _____________                                                                   __________________________
                                                                                                                 HSBC Bank plc

* Please delete as appropriate

Annex 1f

HSBC Bank plc

Level 17, Project and Export Finance

8 Canada Square

London E14 5HQ

United Kingdom

For the attention of: Mr Alan Marshall

Request for a fixed interest rate

Credit Agreement dated October 18th, 2005 in the amount of USD 125,725,500 [as increased by USD 28,321,000*](the “Credit Agreement”)

We refer to Clause 5.2 (d) of the Credit Agreement. We hereby request the Lenders to offer us a fixed interest rate for all amounts outstanding under the Credit Agreement and for the remaining amount and lifetime of the Credits.

We confirm that the Representations and Warranties mentioned under Clause 13 of the Credit Agreement are true and correct in all material respect as of the date hereof.

_________________________________
(place)(date)

OJSC Mobile TeleSystems

___________________________________
(legally binding signature(s) of the Borrower)

Annex 2

HSBC Bank plc

Level 17, Project and Export Finance

8 Canada Square

London E14 5HQ

United Kingdom

For the attention of: Mr Alan Marshall

Confirmation of Coming into Force of the Export Contract* / Additional Export Contract*

Credit Agreement dated October 18th, 2005 in the amount of USD 125,725,500 [as increased by USD 28,321,000*](the “Credit Agreement”)

We hereby confirm to you that the Export Contract between OJSC Mobile TeleSystems in the Russian Federation and Siemens Aktiengesellschaft dated 17 December 2004 for USD 166,381,200 has come into force on ________________ . * / We hereby confirm to you that the Additional Export Contract between OJSC Mobile TeleSystems in the Russian Federation and Siemens Aktiengesellschaft dated [_____________] for USD [_____________] has come into force on ________________ . *

_____________              _____________                                       _______________               ______________
(place)                                (date)                                                           (place)                                      (date)

Siemens Aktiengesellschaft                                                                OJSC Mobile TeleSystems

                                            `                                                                    in the Russian Federation

__________________________________                                  _________________________________
(legally binding signature(s) of the Exporter)                                   (legally binding signature(s) of the
                                                                                                                 Borrower)

* Please delete as appropriate

Annex 3a

HSBC Bank plc

Level 17, Project and Export Finance

8 Canada Square

London E14 5HQ

United Kingdom

For the attention of: Mr Alan Marshall

Confirmation of Mean-weighted Acceptance of Equipment and Software in relation to the Export Contract

Credit Agreement dated October 18th, 2005 in the amount of USD 125,725,500 [as increased by USD 28,321,000*](the “Credit Agreement”)

We hereby confirm to you that in respect of the Export Contract as mentioned in the Preamble of the above-mentioned Credit Agreement the mean-weighted acceptance of equipment and software and for operation in relation to the several operation units (starting point) took place on ______________ ..

_____________              _____________
(place)                                (date)

_________________

__________________________________
(legally binding signature(s) of the Exporter)

* Please delete as appropriate

Annex 3b

HSBC Bank plc

Level 17, Project and Export Finance

8 Canada Square

London E14 5HQ

United Kingdom

For the attention of: Mr Alan Marshall

Confirmation of Mean-weighted Acceptance of Equipment and Software in relation to the Additional Export Contract

Credit Agreement dated October 18th, 2005 in the amount of USD 125,725,500 [as increased by USD 28,321,000*](the “Credit Agreement”)

We hereby confirm to you that in respect of the Additional Export Contract as mentioned in the Preamble of the above-mentioned Credit Agreement the mean-weighted acceptance of equipment and software in relation to the additional operation units (starting point) took place on ______________ ..

_____________              _____________
(place)                                (date)

_________________

__________________________________
(legally binding signature(s) of the Exporter)

* Please delete as appropriate

Annex 4

HSBC Bank plc

Level 17, Project and Export Finance

8 Canada Square

London E14 5HQ

United Kingdom

For the attention of: Mr Alan Marshall

Specimen Signature List

Credit Agreement dated October 18th, 2005 in the amount of USD 125,725,500 [as increased by USD 28,321,000*](the “Credit Agreement”)

Dear Sirs,

Pursuant to the provisions of the above Credit Agreement we are required to provide you with certified specimen signatures of those persons authorised to act on our behalf in connection with the said Credit Agreement.

Accordingly, we herewith confirm to you that the persons listed hereafter are authorised to act on our behalf in connection with the said Credit Agreement.

A. Persons (if any) authorised to sign singly:

Person	First Name	Surname	Position	Date of Birth	Place of Birth	Nationality
1
2
3

Person	Address	Sort and Number of Identity Card	Identity Card Issuing Authority	Specimen Signature
1
2
3

B. Persons authorised to sign jointly with any person from Group A or B:

Person	First Name	Surname	Position	Date of Birth	Place of Birth	Nationality
1
2
3

Person	Address	Sort and Number of Identity Card	Identity Card Issuing Authority	Specimen Signature
1
2
3

I, ____________________________(please specify title), hereby certify that the specimen signatures listed above are the authentic signatures of persons authorised to act on the Borrower’s behalf in connection with the Credit Agreement in the amount of USD ___________

______________           ________________                                ____________________________
(place)                                (date)                                                           (legally binding signature of
                                                                                                                 ______________________)

I/We, ___________________________(OOO HSBC Bank (RR), Moscow), hereby certify the authenticity of the above signature of _________________ .

________________       _________________                              ___________________(OOO HSBC Bank (RR), Moscow)
(place)                                (date)

                                                                                                _____________________________
                                                                                                                 (legally binding signature(s), with name(s) and position(s))

* Please delete as appropriate

Annex 5

[on the letterhead of the Borrower]

Smeets, Haas, Wolff

Partnerschaft von Rechtsanwälten

Eschersheimer Landstraße 121

D-60322 Frankfurt am Main

Federal Republic of Germany

Credit Agreement dated October 18th, 2005 in the amount of USD 125,725,500 (the “Credit Agreement”)

Dear Sirs,

On October 18th, 2005 OJSC Mobile TeleSystems , 4 Marksistskaya Street, Moscow 109147 Russian Federation entered into a Credit Agreement with HSBC Bank plc, 8 Canada Square, London E14 5HQ, United Kingdom and ING Bank Deutschland AG, Hahnstrasse 49, 60606 Frankfurt am Main,Germany, Commerzbank Aktiengesellschaft, Munich branch, Postbox, D-80791, Munich, Germany, BHF-BANK Aktiengesellschaft, Bockenheimer Landstraße 10, Frankfurt am Main, Federal Republic of Germany. The provisions of the Credit Agreement provide for that we shall appoint an agent of process for the purpose of accepting service of process in the Federal Republic of Germany. We hereby appoint you as our authorised agent of process for that purpose, limited solely to service of process in connection with actions, which might arise under the Credit Agreement. We hereby irrevocably authorise you to accept all services of process in connection with those actions in our name and to receive all correspondence, documents and declarations related thereto until October 1st, 2015 (“Termination Date”). You have agreed to a compensation of € 5,000.00 (Euro five thousand) plus VAT, if any, for the period until the Termination Date.

Upon receipt of any process served on you or of any correspondence, document and declaration related thereto, you are hereby instructed to notify us at the above mentioned address unless we notify you in writing of another address. If it is deemed necessary by you to do so in the best of our interest, you are hereby authorised to notify us in your discretion by telex, telefax or telephone of the contents of the process served on you and of correspondence, documents or declarations received by you. Once each such notice has made, you have fulfilled your obligations under this agreement.

Your liability as our authorised agent of process will be restricted to cases of wilful misconduct and gross negligence. The relationship between you and our company is governed by the laws of the Federal Republic of Germany. Your liability as our authorised agent of process is limited to € 1,000,000.00 (Euro one million) except for cases of wilful misconduct and gross negligence. Sec. 254 German Civil Code applies.

Exclusive place of jurisdiction shall be Frankfurt am Main, Federal Republic of Germany.

Yours sincerely,

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(legally binding signature(s) of the Borrower)

Accepted:

Smeets, Haas, Wolff

_________________________
(legally binding signature(s)